Exhibit 2.2

LOAN AGREEMENT

This Loan Agreement (hereinafter referred to as the “Agreement”), has been entered into on this day 10 December 2009 by and between:

1- Ridgewood Egypt for Infrastructure Projects, an Egyptian limited liability company, established in accordance with the Law No. 8 of 1997, commercial register No. 327201 issued on November 11, 1999, with its head office located at 165 El Orouba Street, Heliopolis, Cairo, Egypt, represented herein by Mr. Zaki Girges in his capacity as the Manger of the Company (hereinafter referred to as the “Company” or “Borrower”).

2- Water Desal, a Cayman Island exempted company, established in accordance with the Laws of the Cayman Islands, on 19/11/2009, with its head office located at Maples Corporate Services Limited PO Box 309, Ugland House, Grand Cayman KY1-1104, the Cayman Islands, represented herein by Mr. Samer Yassa, in his capacity as Director (hereinafter referred to as the “Lender” or “EFG”).

3- Mr. Zaki Girges, an Egyptian national holding ID No. 25809011602892, residing at 165 El Orouba Street, Heliopolis, Cairo, Egypt (hereinafter referred to as the “Guarantor”).

PREAMBLE

WHEREAS, the Company is one of the leading companies working in the field of water desalination in Egypt, specifically in Sinai;

WHEREAS, EFG is a private equity company interested in investing in the Company;

WHEREAS, the Guarantor is the general manager of the Company and is interested to acquire the total share capital of the Company from the existing shareholders, being Ridgewood Near East Holding LLC and RW Egyptian Holding LLC (“Ridgewood Entities”).

WHEREAS, EFG desires to finance the Company for the Guarantor to purchase the total share capital of the Company, the beneficial ownership of which is that of the Ridgewood Entities, directly through the Guarantor and Mrs. Mirette Fouad Zaki Tadros and/or indirectly through a wholly owned company by the Guarantor and his family members up to the first degree ;

WHEREAS, the Company wishes to take a loan from EFG against a set of guarantees to be entered into in favor of EFG from the Company and the Guarantor;

THEREFORE, the Parties have declared their contractual capacities and mutually agreed to the following:

ARTICLE 1:

DEFINITIONS AND PREAMBLE

1.1  Definitions:

“Balance of the Ridgewood Loan”	means the amount of the Ridgewood Loan minus the Loan Amount;

“Cheques”	Has the meaning given to it under Article 2.4.5 of this Agreement;

“Document Holder”	means Mr. Mohamad Samih Talaat, attorney at law, holding Egyptian passport No. , residing at Nile City Towers, North Tower, 21st Floor, Cairo, Egypt;

“Escrow Account”	means the escrow account to be opened with a bank in accordance with the Escrow Agreement to hold in escrow the Loan Amount to be released in accordance with the terms of the Escrow Agreement.

“Escrow Agent”	means the escrow agent as defined in the Escrow Agreement;

“Escrow Agreement”	means the Escrow Agreement to be entered into between the EFG,ZG, the Ridgewood Entities and the Escrow Agent on the date hereof in relation to the payment of the Loan Amount in the form attached hereto in Schedule 1;

“Loan Amount”	shall have the meaning referred to in Article 2.1 of this Agreement.

“Loan Amounts Repayable”	shall have the meaning referred to in Article 3.1 of this Agreement.

“Parties”	means the Company, EFG and the Guarantor;

“Person”	means an individual, partnership, corporation, joint stock company, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof;

“Ridgewood Loan”	shall have the meaning referred to in Article 2.1.

“Sale Shares”	means the 20,000 fully paid quotas of the Company to be sold by the Ridgewood Entities to the Guarantor whether directly or indirectly through a wholly owned company by the Guarantor and his family members up to the first degree in accordance with the terms and conditions of the Sale and Purchase Agreement dated 10 December 2009.

1.2  Preamble

The above Preamble is considered a part and parcel of this Agreement.

ARTICLE 2:

LOAN

2.1 The Lender shall lend the Borrower a loan in the amount of USD 13,000,000 (thirteen million United States Dollars) (hereinafter referred to as the “Loan Amount”) to be used by the Company for the repayment of the partial amount of the loan granted to the Company by the Ridgewood Entities the outstanding balance thereof is in an amount of USD 25,563,086 (the “Ridgewood Loan”). The Lender shall lend the Borrower the Loan Amount and the Borrower agrees to borrow from the Lender the Loan Amount based on the terms and conditions of this Agreement and the Escrow Agreement.

2.2 The Parties hereby agree that the Lender shall deposit the Loan Amount on the date hereof in the Escrow Account only to be released by the Escrow Agent as per the terms and conditions of the Escrow Agreement.

2.3 In the event the Escrow Agreement terminates as per Clause 9.1 (ii) and 9.2 under the Escrow Agreement, then this Agreement shall terminate and the Escrow Agent shall release the Loan Amount in full to the Lender in accordance with the terms of the Escrow Agreement. Upon termination of this Agreement, all the security documents listed under Article 4.1 whether deposited with the Escrow Agent or the Document Holder shall be cancelled and returned to the Company or the Guarantor as the case may be.

2.4 On the date of signing this Agreement, the following shall take place simultaneously:

2.4.1 Execution of (i) a share pledge agreement by the Guarantor in favor of EFG, , (ii) a share pledge agreement by the Guarantor and Ms. Mirette Fouad Zaki Tadrous in favor of EFG and (iii)a share pledge agreement by El Orouba for Water Desalination S.A.E, a company solely owned by the Guarantor and his immediate family (being his wife and daughter) in favor of EFG, whereby the owner of the shares, as the case may be, issues a first priority pledge over the Sale Shares in favor of the Lender in the form attached hereto in Schedule 3 and deposit of same with the Document Holder.

2.4.2 Signature by the Company of a Real Estate Mortgage Power of Attorney and deposit of same with the Escrow Agent in the form attached hereto in Schedule 4.

2.4.3 Execution by the Guarantor of a number of twelve (12) cheques in favor of the Lender in the aggregate amount of the Loan Amounts Repayable, as detailed hereunder (hereinafter singly referred to as the “Cheque” or collectively as the “Cheques”), and withdrawn on an Egyptian bank to be acceptable to the Lender to be deposited with the Document Holder.

Cheque	Dated	Drawee Bank	Loan Amount Payable	To Cover Payment

Cheque No. 888504	21/9/2010	CIB	$1,445,898	Payment No. 1
Cheque No. 888505	20/12/2010	CIB	$1,445,898	Payment No. 2
Cheque No. 888507	20/03/2011	CIB	$1,445,898	Payment No. 3
Cheque No. 888508	18/06/2011	CIB	$1,445,898	Payment No. 4
Cheque No. 888509	16/09/2011	CIB	$1,445,898	Payment No. 5
Cheque No. 888512	15/12/2011	CIB	$1,445,898	Payment No. 6
Cheque No. 888513	14/03/2012	CIB	$1,445,898	Payment No. 7
Cheque No. 888514	12/06/2012	CIB	$1,445,898	Payment No. 8
Cheque No. 888515	10/09/2012	CIB	$1,445,898	Payment No. 9
Cheque No. 888516	09/12/2012	CIB	$1,445,898	Payment No. 10
Cheque No. 888517	09/03/2013	CIB	$1,445,898	Payment No. 11
Cheque No. 888518	07/06/2013	CIB	$1,445,898	Payment No. 12

2.5 The Parties understand that the Document Holder shall dispose of the document referred to in Article 2.4.3 above, as well as the Cheques, in the manner outlined in the letter of document handling to be agreed to between the Borrower, the Lender and the Document Holder.

2.6 Upon the lapse of 6 (six) months after the date of the release of the Loan Amount in accordance with the terms of this Agreement and the Escrow Agreement and subject to the Lender’s approval, which shall not be unreasonably withheld or delayed, the Borrower shall have the right, at its sole discretion and without any penalty, to pre-pay in full any and all outstanding amounts under this Agreement at any time in United States Dollars, as per the schedule hereunder. The payment of such amounts shall constitute full satisfaction of the obligations of the Borrower hereunder and shall release the Borrower and the Guarantor from all payment obligations under this Agreement and this Agreement shall terminate.

Release Amount	Date

$14,112,658	21/9/2010
$13,173,430	20/12/2010
$12,196,632	20/03/2011
$11,180,763	18/06/2011
$10,124,260	16/09/2011
$9,025,496	15/12/2011
$7,882,781	14/03/2012
$6,694,358	12/06/2012
$5,458,398	10/09/2012
$4,173,000	09/12/2012
$2,836,185	09/03/2013
$1,445,898	07/06/2013

2.7 The Lender hereby agrees that in the event the Borrower re-pays the amounts referred to in Clause 2.6 above, in full satisfaction of its obligations under this Agreement, the Lender shall immediately and without delay return the Cheques, the Share Pledge Agreements and the Real Estate Mortgage Power of Attorney to the Guarantor.

ARTICLE 3:

LOAN AMOUNTS REPAYABLE

3.1 The Parties agreed that the Borrower is obliged under this Agreement to make the following payments to the Lender in the amounts referred to in Clause 3.2 hereunder in United States Dollars, which shall be referred to as (the “Loan Amounts Repayable”).

3.2 The Borrower agrees that the Loan Amounts Repayable shall be paid to the Lender in United States Dollars on twelve subsequent quarterly equal installments to be paid during a three year period to commence 6 (six) months after the date of the release of the Loan Amount in accordance with the terms of this Agreement and the Escrow Agreement. The repayment shall be according to the following schedule:

Payment No.	Loan Amount Repayable	Due Date

Payment No. 1	$1,445,898	21/9/2010
Payment No. 2	$1,445,898	20/12/2010
Payment No. 3	$1,445,898	20/03/2011
Payment No. 4	$1,445,898	18/06/2011
Payment No. 5	$1,445,898	16/09/2011
Payment No. 6	$1,445,898	15/12/2011
Payment No. 7	$1,445,898	14/03/2012
Payment No. 8	$1,445,898	12/06/2012
Payment No. 9	$1,445,898	10/09/2012
Payment No. 10	$1,445,898	09/12/2012
Payment No. 11	$1,445,898	09/03/2013
Payment No. 12	$1,445,898	07/06/2013

3.3 The Lender hereby agrees that for each payment made by the Borrower according to the payment schedule referred to in Article 3.2 above, the Lender shall release to the Borrower the relevant Cheque for such payment as referred to in Article 2.4.5 above.

ARTICLE 4:

LOAN GUARANTY

4.1 Without prejudice to Article 2.3, the Parties hereby agree that the following guarantees shall be made available to guarantee repayment of the Loan Amount and the obligation of the Borrower to pay the Loan Amounts Repayable and deposited with the Document Holder or the Escrow Agent (as the case may be) on the date of this Agreement:

4.1.1 Real Estate Mortgage Power of Attorney in the form attached herewith in Schedule 4 signed by the Company.

4.1.2 Executed Share Pledge Agreements in the form attached herewith in Schedule 3.

4.1.3 The executed Cheques by the Guarantor as better detailed in Clause 2.4.5 of this Agreement.

4.2 In all events, the Loan Amount, once released to the Ridgewood Entities as per the terms of the Escrow Agreement, shall be recorded on the Company’s books as a debt to the Lender and immediately thereafter ratified by its general assembly meeting.

ARTICLE 5:

EVENTS OF DUE PAYMENT

5.1 The Loan Amounts Repayable shall fall due and the Borrower shall pay the full Loan Amounts Repayable, immediately, and without delay in the following event:

5.1.1 The Loan Amount is not used for the exclusive purpose of repaying part of the Ridgewood Loan as agreed to in this Agreement.

5.1.2 The Borrower fails to pay any payment relating to the Loan Amounts Repayable on the due date set therefore and the passage of ninety (90) days thereafter without payment of the due amounts.

5.1.3 If it comes to the attention of the Lender, that the Borrower is incapable of continuing its business on regular basis.

5.1.4 If the Borrower fails to pay its due and undisputed taxes or any other governmental moneys or is delayed in paying same and his assets have been attached for this reason and such attachment has a negative effect on the Borrower’s ability to pay back the Loan Amounts Repayable in accordance with this Agreement.

5.1.5 If the Borrower has presented incorrect material information to the Lender.

5.1.6 If the Borrower becomes or is reasonably in risk of becoming insolvent, bankrupt or is subject to attachment.

5.1.7 In the event the Borrower obtains other loans or credit facilities from any other institution without the prior approval of the Lender.

5.1.8 The Sale Shares are disposed of by sale, pledge, granting any option or otherwise, in any manner whatsoever or to any Person (other than the Guarantor or EFG) in contradiction to this

Agreement and other agreements entered into or to be entered into between the Parties from time to time.

ARTICLE 6:

DELAY INTEREST

6.1 In the event the Loan Amounts Repayable falls due in accordance with Articles 5 above and/or the Borrower fails to repay the Loan Amounts Repayable to the Lender in accordance with this Agreement, the Borrower shall be liable to pay a delay interest of 1% per month or any part of a week until full repayment of the due amount.

6.2 The delay interest above mentioned is not meant or intended to be liquidated damages, as per the Egyptian Civil Code, and the Parties agree that such amounts shall not be subject to the review of arbitration.

ARTICLE 7:

NOTICES

The Parties hereby warrant that their residency and head office locations referred to in this Agreement and that any notices or announcements made thereon shall be considered valid and binding on the Parties and in the event any Party changes its residency or head office location, shall notify the other Party, in writing, of its new address through registered mail with acknowledgement of receipt.

ARTICLE 8:

ASSIGNMENT

This Agreement shall be binding on and inure to the benefit of each Party’s permitted successors and assigns. No Party, other than EFG, may assign (or declare any trust in favor of a third party over) all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of EFG. Any attempted assignment in violation of this Clause 8 shall be void.

The Parties understand that any assignment by the EFG to any Person (third party or related party) shall not be considered a restricted assignment in respect to this Clause 8. The Parties understand that EFG has the full right to assign this Agreement to any person with no restriction or prior approvals from any party whatsoever provided that such assignment takes place only after release of the Loan Amount to the Ridgewood Entities according to the terms of the Escrow Agreement.

ARTICLE 9:

GENERAL

1-	Amendments

9.1.1 This Agreement may only be amended or modified in writing signed by each of the Parties hereto.

9.1.2 Notwithstanding Article 9.1.1 above, any amendment to be made to this Agreement after its signature and before the Loan Amount is released to the Ridgewood Entities, requires the prior written approval of the Ridgewood Entities.

2-	Non-Waiver

The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any Warranty or covenant shall not be affected by the fact that a more general or more specific Warranty or covenant was not also breached.

3-	Severability

The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. The parties further agree to replace such invalid provision with a valid and enforceable provision that will achieve, to the extent possible, the business, economic and other purposes of such invalid provision.

ARTICLE 10:

COSTS & EXPENSES

Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

ARTICLE 11:

GOVERNING LAW & DISPUTE RESOLUTION

11.1 This Agreement is to be governed by and construed in accordance with the laws of the Arab Republic of Egypt.

11.2 All disputes arising out of or in connection with this Agreement or the breach, termination or validity thereof, shall be finally settled by arbitration conducted in English by three arbitrators in Cairo, Egypt, before the Cairo Regional Center for International Commercial Arbitration, under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”) except as modified herein. There shall be three arbitrators, one nominated by the Lender and one nominated by Guarantor and the Company in accordance with the Rules, and the third arbitrator, who shall chair the arbitral tribunal shall be nominated by the two party-appointed arbitrators within twenty (20) days of the confirmation by the Cairo Regional Center for International Commercial Arbitration of the appointment of the second arbitrator, and if the two appointed arbitrators fail to nominate the third arbitrator in the above mentioned twenty (20) day period, the third arbitrator shall be appointed in accordance with the Rules. The arbitral tribunal shall be instructed to resolve any such dispute within 180 days of the appointment of the third arbitrator with respect to such dispute. In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties to this Agreement that arise under or in connection with this Agreement and/or any related agreement may be brought in a single arbitration. Upon the request of any Party, the arbitral tribunal for such proceeding shall consolidate any arbitration proceeding constituted under this Agreement with any other arbitration proceeding constituted under this Agreement, if the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement and/or any related agreement, the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration. The Parties shall be entitled to reasonable documentary discovery consistent the expedited nature of arbitration. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration, for provisional relief to maintain the status quo and prevent irreparable harm prior to the appointment of the arbitral tribunal, or for the enforcement of any award. Without prejudice to such provisional remedies that may be granted by a national court, the arbitral tribunal shall have full authority to grant provisional remedies, to order a Party to seek modification or vacation of an injunction issued by a national court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

ARTICLE 12:

TIME OF ESSENCE

Each of the Parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

ARTICLE 13:

COUNTERPARTS

This Agreement may be executed in three or more counterparts, all of which shall be considered one and the same agreement and shall become effective when three or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SIGNATURES

WATER DESAL

Name:	Gehan Fathi

Capacity:	Director

Date:

Signature:	/s/ Gehan Fathi

Name:	Samer S. Yassa

Capacity:	Director

Date:

Signature:	/s/ Samer S. Yassa

RIDGEWOOD EGYPT FOR INFRASTRUCTURE PROJECTS LLC

Name:	Zaki Girges

Capacity:	General Manager

Date:

Signature:	/s/ Zaki Girges

ZAKI GIRGES

Name:	Zaki Girges

Signature:	/s/ Zaki Girges